EXHIBIT 99.1

Gartner	Press Release
Gartner Reports First Quarter 2020 Financial Results
Total Contract Value $3.5 billion, +10.6% YoY FX Neutral

FIRST QUARTER 2020 HIGHLIGHTS

•Revenues: $1.0 billion, +5.0%; +6.1% FX neutral.
•Net income: $75 million; adjusted EBITDA: $214 million, +50.8%, +52.8% FX neutral.
•Diluted EPS: $0.83, +260.9%; adjusted EPS: $1.20, +106.9%.
•Operating cash flow: $56 million; free cash flow: $31 million, +100.9%.
•Cash position at March 31, 2020: $228 million

FINANCIAL OUTLOOK FOR 2020

Details regarding our updated 2020 financial outlook are available in the earnings supplement.

STAMFORD, Conn., May 7, 2020 — Gartner, Inc. (NYSE: IT), the world's leading research and advisory company, today reported results for the first quarter of 2020 and updated its financial outlook for the full year 2020. Additional information regarding the Company's results is provided in an earnings supplement available on the Company's Investor Relations website at https://investor.gartner.com.

Gene Hall, Gartner’s Chief Executive Officer, commented, “During these uncertain times, keeping our associates, clients and suppliers safe remains a top priority. We are well-positioned to help our clients address the pandemic and the economic downturn. We’re managing costs and cash flow, and we will come out of the recession well-positioned to resume driving long term, sustained, double-digit growth.”

CONFERENCE CALL INFORMATION

The Company will host a webcast call at 8:00 a.m. Eastern time on Thursday, May 7, 2020 to discuss the Company’s financial results. The call will be available via the Company’s website at https://investor.gartner.com or by dialing 844-413-7151 (conference ID 8579343). A replay of the webcast will be available on the Company's website for approximately 30 days following the call.

CONSOLIDATED RESULTS HIGHLIGHTS

(Unaudited; $ in millions, except per share amounts)	Three Months Ended
	March 31,			Inc/(Dec)
	2020	2019	Inc/(Dec)	FX Neutral
GAAP Metrics:
Revenues	$1,019	$970	5.0%	6.1%
Net income	75	21	261.1%	na
Diluted EPS	0.83	0.23	260.9%	na
Operating cash flow	56	36	56.6%	na

Non-GAAP Metrics:
Adjusted EBITDA	$214	$142	50.8%	52.8%
Adjusted EPS	1.20	0.58	106.9%	na
Free cash flow	31	16	100.9%	na
na=not available.

SEGMENT RESULTS HIGHLIGHTS

•Global Technology Sales Contract Value (GTS CV): $2.8 billion, +11.1% YOY FX Neutral
•Global Business Sales Contract Value (GBS CV): $0.6 billion, +8.3% YOY FX Neutral

Our segment results for the three months ended March 31, 2020 were as follows (Unaudited; $ in millions):

	Research	Conferences	Consulting
GAAP Metrics:
Revenues	$909	$14	$96
Inc/(Dec)	10.2%	(73.3)%	2.8%
Inc/(Dec) - FX neutral	11.3%	(72.7)%	3.8%
Gross contribution	$653	$(6)	$29
Inc/(Dec)	13.6%	(132.1)%	2.3%
Contribution margin	71.9%	(43.7)%	30.7%

Additional details regarding our segment results can be obtained in the earnings supplement, our quarterly report on Form 10–Q filed with the SEC on May 7, 2020 and on our webcast.

Certain financial metrics contained in this Press Release are considered non-GAAP financial measures. Definitions of these non-GAAP financial measures are included in this Press Release under "Non-GAAP Financial Measures" and the related reconciliations are under "Supplemental Information — Non-GAAP Reconciliations." In this Press Release, some totals may not add due to rounding and percentage changes are based on the whole number and recalculation based on millions may yield a different result.

ABOUT GARTNER

Gartner, Inc. (NYSE: IT) is the world’s leading research and advisory company and a member of the S&P 500. We equip business leaders with indispensable insights, advice and tools to achieve their mission–critical priorities today and build the successful organizations of tomorrow. Our unmatched combination of expert-led, practitioner-sourced and data-driven research steers clients toward the right decisions on the issues that matter most. We are a trusted advisor and an objective resource for more than 15,000 enterprises in more than 100 countries — across all major functions, in every industry and enterprise size. To learn more about how we help decision makers fuel the future of business, visit gartner.com.

CONTACTS

David Cohen
GVP, Investor Relations, Gartner
+1 203.316.6631

Kathleen Persaud
Director, Investor Relations, Gartner
+1 203.316.1672

investor.relations@gartner.com

FORWARD LOOKING STATEMENTS

Statements contained in this press release regarding the Company’s growth and prospects, projected financial results, long-term objectives, and all other statements in this release other than recitation of historical facts are forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, estimates, uncertainties and other factors that may cause actual results to be materially different, and are currently, or in the future could be, amplified by the COVID-19 pandemic. Such factors include, but are not limited to, the following: uncertainty of the magnitude, duration, geographic reach and impact on the global economy of the COVID-19 pandemic; the current, and uncertain future, impact of the COVID-19 pandemic and governments’ responses to it on our business, growth, reputation, projections, prospects, financial condition, operations, cash flows, and liquidity; the adequacy or effectiveness or steps we take to respond to the crisis, including cost reduction or other mitigation programs; our ability to achieve and effectively manage growth, including our ability to integrate our acquisitions and consummate and integrate future acquisitions; our ability to pay our debt obligations; our ability to maintain and expand our products and services; our ability to expand or retain our customer base; our ability to grow or sustain revenue from individual customers; our ability to attract and retain a professional staff of research analysts and consultants as well as experienced sales personnel upon whom we are dependent; our ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; our ability to carry out our strategic initiatives and manage associated costs; our ability to successfully compete with existing competitors and potential new competitors; our ability to enforce or protect our intellectual property rights; additional risks associated with international operations, including foreign currency fluctuations; the U.K.’s exit from the European Union and its impact on our results; the impact of restructuring and other charges on our businesses and operations; cybersecurity incidents; general economic conditions; changes in macroeconomic and market conditions and market volatility (including developments and volatility arising from the COVID-19 pandemic), including interest rates and the effect on the credit markets and access to capital; risks associated with the creditworthiness, budget cuts, and shutdown of governments and agencies; the impact of changes in tax policy and heightened scrutiny from various taxing authorities globally; uncertainty from the expected discontinuance of LIBOR and transition to any other interest rate benchmark; changes to laws and regulations; and other factors described under “Risk Factors” in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which can be found on Gartner’s website at https://investor.gartner.com and the SEC’s website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

NON-GAAP FINANCIAL MEASURES

Certain financial measures used in this Press Release are not defined by U.S. generally accepted accounting principles ("GAAP") and as such are considered non-GAAP financial measures. We provide these measures to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. Investors are cautioned that these non-GAAP financial measures may not be defined in the same manner by other companies and, as a result, may not be comparable to other similarly titled measures used by other companies. Also, these non-GAAP financial measures should not be construed as alternatives, or superior, to other measures determined in accordance with GAAP. The non-GAAP financial measures used in this Press Release are defined below.

Adjusted EBITDA and Adjusted EBITDA Margin: Represents GAAP net income (loss) adjusted for: (i) interest expense, net; (ii) tax provision (benefit); (iii) other operating expense/income, net; (iv) stock-based compensation expense; (v) depreciation, amortization, and accretion; (vi) the amortization of non-cash fair value adjustments on pre-acquisition deferred revenues, as applicable; (vii) acquisition and integration charges and certain other non-recurring items; and (viii) gain/loss on divestitures, as applicable. Adjusted EBITDA Margin represents Adjusted EBITDA divided by GAAP Revenue. We believe Adjusted EBITDA and Adjusted EBITDA Margin are important measures of our recurring operations as they exclude items not representative of our core operating results.

Adjusted Net Income: Represents GAAP net income (loss) adjusted for the impact of certain items directly related to acquisitions and other non-recurring items. These adjustments include: (i) the amortization of acquired intangibles; (ii) acquisition and integration charges and other non-recurring items; (iii) the amortization of non-cash fair value adjustments on pre-acquisition deferred revenues, as applicable; (iv) gain/loss on divestitures and other similar items, as applicable; and (v) the related tax effect, as applicable. We believe Adjusted Net Income is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results.

Adjusted EPS: Represents GAAP diluted EPS adjusted for the impact of certain items directly related to acquisitions and other non-recurring items. These adjustments include on a per share basis: (i) the amortization of acquired intangibles; (ii) acquisition and integration charges and other non-recurring items; (iii) the amortization of non-cash fair value adjustments on pre-acquisition deferred revenues, as applicable; (iv) the gain/loss on divestitures and other similar items, as applicable; and (v) the related tax effect, as applicable. We believe Adjusted EPS is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results.

Free Cash Flow: Represents cash provided by operating activities determined in accordance with GAAP less payments for capital expenditures. The definition of Free Cash Flow no longer excludes acquisition and other non-recurring items as we believe this change better captures actual cash generated in the period for capital allocation. We believe Free Cash Flow is an important measure of the recurring cash generated by the Company’s core operations that may be available to be used to repay debt obligations, repurchase our stock, invest in future growth through new business development activities, or make acquisitions.

Foreign Currency Neutral (FX Neutral): We provide foreign currency neutral dollar amounts and percentages for our contract values, revenues, certain expenses, and other metrics. These foreign currency neutral dollar amounts and percentages eliminate the effects of exchange rate fluctuations and thus provide a more accurate and meaningful trend in the underlying data being measured. We calculate foreign currency neutral dollar amounts by converting the underlying amounts in local currency for different periods into U.S. dollars by applying the same foreign exchange rates.

Net Debt: Represents the gross debt less cash.

Non-GAAP Interest: Interest expense, net excluding amortization of deferred financing fees.

SUPPLEMENTAL INFORMATION - NON-GAAP RECONCILIATIONS

The tables below provide reconciliations of certain Non-GAAP financial measures used in this Press Release with the most directly comparable GAAP measure. See "Non-GAAP Financial Measures" above for definitions of these measures.

Reconciliation - GAAP Net Income to Adjusted EBITDA (Unaudited; in millions)

	Three Months Ended March 31,
	2020	2019
GAAP net income	$75	$21
Interest expense, net	26	25
Loss from divested operations (a)	—	2
Other expense, net	2	1
Tax provision	22	—
Operating income	125	49
Adjustments:
Stock-based compensation expense (b)	25	32
Depreciation, amortization and accretion (c)	55	54
Acquisition and integration charges and other non-recurring items (d)	9	7
Adjusted EBITDA	$214	$142
(a) Consists of the loss from divestitures of non-core businesses.
(b) Consists of charges for stock-based compensation awards.
(c) Includes depreciation expense, amortization of intangibles and accretion expense.
(d) Consists of incremental and directly-related charges related to acquisitions and other non-recurring items.

Reconciliation - GAAP Net Income to Adjusted Net Income and Adjusted EPS
(Unaudited; in millions, except per share amounts)

	Three Months Ended March 31,
	2020		2019
	Amount	Per Share	Amount	Per Share
GAAP net income	$75	$0.83	$21	$0.23
Acquisition and other adjustments:
Amortization of acquired intangibles (a)	32	0.36	34	0.37
Acquisition and integration charges and other non-recurring items (b), (c)	11	0.12	9	0.10
Loss from sale of divested operations (d)	—	—	2	0.02
Tax impact of adjustments (e)	(10)	(0.11)	(13)	(0.14)
Adjusted net income and Adjusted EPS (f)	$108	$1.20	$53	$0.58
(a) Consists of non-cash amortization charges from acquired intangibles.
(b) Consists of incremental and directly-related charges related to acquisitions and other non-recurring items.
(c) Includes the amortization and write-off of deferred financing fees, which are recorded in Interest expense, net in the Company's accompanying Condensed Consolidated Statements of Operations and in the Adjusted EBITDA table above.
(d) Consists of the loss from divestitures of non-core businesses.
(e) The blended effective tax rates on the adjustments were approximately 22.5% and 28.5% for the three months ended March 31, 2020 and 2019, respectively.
(f) Adjusted EPS was calculated based on 90.1 million and 91.0 million diluted shares for the three months ended March 31, 2020 and 2019, respectively.

Reconciliation - GAAP Cash Provided by Operating Activities to Free Cash Flow (Unaudited; in millions)

	Three Months Ended March 31,
	2020	2019
GAAP cash provided by operating activities	$56	$36
Cash paid for capital expenditures	(25)	(20)
Free Cash Flow (a)	$31	$16
(a) Previously reported Free Cash Flow added back cash paid for acquisition, integration, and other non-recurring items. These items totaled $20 million for the three months ended March 31,2019 and previously reported Free Cash Flow was $35 million.

GARTNER, INC.

Condensed Consolidated Statements of Operations

(Unaudited; in millions, except per share data)

	Three Months Ended
	March 31,
	2020	2019
Revenues:
Research	$909	$825
Conferences	14	52
Consulting	96	93
Total revenues	1,019	970
Costs and expenses:
Cost of services and product development	341	346
Selling, general and administrative	497	518
Depreciation	23	20
Amortization of intangibles	32	34
Acquisition and integration charges	2	3
Total costs and expenses	894	921
Operating income	125	49
Interest expense, net	(26)	(25)
Gain from divested operations	—	(2)
Other expense, net	(2)	(1)
Income before income taxes	97	21
Provision for income taxes	22	—
Net income	$75	$21

Net income per share:
Basic	$0.84	$0.23
Diluted	$0.83	$0.23
Weighted average shares outstanding:
Basic	89.2	89.9
Diluted	90.1	91.0

Source: Gartner, Inc.

Gartner-IR